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                                                                 EXHIBIT (99)(b)


            ENACTMENT OF MICHIGAN ELECTRIC RESTRUCTURING LEGISLATION
                REMOVES UNCERTAINTIES FOR CMS ENERGY CORPORATION

     DEARBORN, Mich., June 5, 2000 - Enactment of electric restructuring legislation in Michigan over the past weekend removes major financial uncertainties and is a significant, positive development for Consumers Energy, the principal subsidiary of CMS Energy Corporation (CMS:NYSE), said CMS Energy Chairman and Chief Executive Officer William T. McCormick, Jr. Michigan Governor John Engler signed the package of bills into law on Saturday, June 3, one month after his call for a restructuring bill.
     "Legislative action on electric restructuring sweeps away substantial regulatory uncertainty that had been facing Consumers Energy since this debate began four and one-half years ago, in late 1995", said McCormick. He noted that the legislation includes several substantial benefits to the company:
     *    Full recovery of stranded costs;
     * Pending rate proceedings are superseded by a five percent residential rate cut, the costs of which are likely to be fully offset by securitization benefits;
     * Rate complaint previously filed by the industrial group ABATE is addressed by rate cut and cap provisions in the bills;
     * A market power test in the legislation will allow the company to build additional needed generating capacity in Michigan and does not require divestiture of power generation assets;
     * The legislation provides for customer choice along with increased regulatory certainty for the future of the utility business in the state.



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     CMS Energy Corporation has annual sales of more than $6 billion and assets of about $15 billion throughout the U.S. and around the world with businesses in electric and natural gas utility operations; independent power production; natural gas pipelines, gathering, processing and storage; oil and gas exploration and production; and energy marketing, services and trading.

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For more information on CMS Energy, please visit our website at: www.cmsenergy.
com/

Media Contacts: Kelly M. Farr, 313/436-9253 or John P. Barnett, 713/989-7556 Investments Analyst Contact: CMS Energy Investor Relations, 517/788-2590